EXHIBIT 7


                                                     December 6, 2000


Winstar Communications, Inc.
685 Third Avenue
New York, NY 10017

Ladies and Gentlemen:

     Each of Credit Suisse First Boston Equity Partners, L.P., Credit Suisse First Boston Equity Partners (Bermuda), L.P., EMA Funds LLC and Constellation Equity Partners, L.P. (collectively, the "Funds") hereby irrevocably agrees with Winstar Communications, Inc. (the "Company") to vote all shares of Series G Senior Cumulative Participating Convertible Preferred Stock, Series H Senior Cumulative Participating Convertible Preferred Stock and common stock of the Company beneficially owned in aggregate by the Funds, to the extent such shares represent in excess of 4.9% of the outstanding voting power of the Company, in proportion to all votes cast by the other holders of voting securities of the Company (as determined by the Company and excluding for these purposes all shares of voting securities beneficially owned by the Funds).

                                Sincerely,

                                Credit Suisse First Boston Equity Partners, L.P. Credit Suisse First Boston Equity Partners
                                  (Bermuda), L.P.
                                EMA Funds LLC
                                Constellation Equity Partners, L.P.


                                By:   /s/ Hartley R. Rogers
                                   ---------------------------------------
                                   Name:  Hartley R. Rogers
                                   Title: Attorney-in-fact

Accepted as of the date
  first above mentioned

Winstar Communications, Inc.


By:   /s/ Frederic E. Rubin
   ------------------------------
   Name:  Frederic E. Rubin
   Title: Senior Vice President, Treasurer